Exhibit 99-B.8.3

                                SERVICE AGREEMENT
                                      WITH
                               INVESTMENT ADVISER

      AGREEMENT, effective as of May 1, 1998, between Aeltus Investment Management, Inc. (the "Adviser"), a Connecticut Corporation, and Aetna Insurance Company of America (the "Company"), a Connecticut corporation, for the provision of described administrative services by the Company in connection with the sale of shares of Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund, on behalf of each of its series, Aetna Generation Portfolios, Inc., on behalf of each of its series, and Aetna Variable Portfolios, Inc., on behalf of each of its series (the "Funds") as described in the Fund Participation Agreement dated May 1, 1998, between the Company, the Funds and the Adviser (the "Fund Participation Agreement").

In consideration of their mutual promises, the Adviser and the Company agree as follows:

1.    The Company agrees to provide the following services to the Adviser:

      a. responding to inquiries from owners of, or participants in, the Company variable annuity or variable life contracts using the Funds as an investment vehicle ("Contractholders") regarding the services performed by the Company that relate to the Funds;

      b. providing information to Adviser and Contractholders with respect to Fund shares attributable to Contractholder accounts;

      c. communicating directly with Contractholders concerning the Funds' operations;

      d. providing such other similar services as Adviser may reasonably request pursuant to Adviser's agreement with the Funds to the extent permitted under applicable federal and state requirements.

2.    (a)   Administrative services to Contractholders and participants shall be the responsibility of the Company and shall not be the responsibility of the Funds or the Adviser. The Adviser recognizes the Company as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in shareholder services, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, the Adviser agrees to pay to the Company and the Company agrees to accept as full compensation for all services rendered hereunder amounts indicated on the attached Schedule A, with respect to all shares sold through the Company.

      (b) The parties agree that the Adviser's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

3. The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company under this Agreement or a breach of a material provision of this Agreement, except to the extent such loss, liability or expense is the result of the Adviser's misfeasance, bad faith or gross negligence in the performance of its duties.

4. The Adviser agrees to indemnify and hold harmless the Company and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Adviser under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of the Company's own misfeasance, bad faith or gross negligence in the performance of its duties.

5.    Either party may terminate this Agreement, without penalty, (i) on sixty
      (60) days written notice to the other party, for any cause or without cause, or (ii) on reasonable notice to the other party, if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party or the Funds, or if the Participation Agreement is terminated.

6. The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose this arrangement.

7. This Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement.

8. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

      To the Company:

            Aetna Insurance Company of America
            151 Farmington Avenue
            Hartford, Connecticut 06156
            Attention: Shaun P. Mathews

      To the Adviser:

            Aeltus Investment Management, Inc.
            242 Trumbull Street
            Hartford, Connecticut 06103-1205
            Attention: Daniel F. Wilcox

Any notice, demand or other communication given in a manner prescribed in this
Section 8 shall be deemed to have been delivered on receipt.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the day and year first above written.


                             AELTUS INVESTMENT MANAGEMENT, INC.


                             By: /s/ J. Scott Fox
                                 ---------------------------------------------
                                 Managing Director and Chief Operating Officer


                             AETNA INSURANCE COMPANY OF AMERICA


                             By: /s/ Shaun P. Mathews
                                 ---------------------------------------
                                 Senior Vice President